Sabre Reports Fourth Quarter and Full Year 2015 Results

•	Full year 2015 revenue increased 12.5%, Adjusted EBITDA increased 12.1%, Adjusted EPS increased 17.0% and Free Cash Flow increased 51.2%

•	Fourth quarter 2015 revenue increased 17.4%, Adjusted EBITDA increased 15.1% and Adjusted EPS increased 22.7%

•	Seamlessly executed largest airline reservations technology integration in the history of the industry at American Airlines

•	Completed acquisition of Trust Group in January 2016, expanding Sabre Hospitality Solutions' customer base by more than 30%

•
Issued 2016 guidance including expected growth in the mid-teens for revenue and Adjusted EBITDA and growth of approximately 30% in Adjusted Net Income and Adjusted EPS. Free Cash Flow expected to approach $400 million

•	Announced increase in dividend payout ratio target to 35% to 40% of Adjusted Net Income. Quarterly dividend increased 44% from $0.09 to $0.13 per share

SOUTHLAKE, Texas – February 9, 2016– Sabre Corporation ("Sabre") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2015.

“In 2015, we increased investment in our core strengths, deepened our customer relationships by adding more critical capability to our platforms and continued to out-innovate our competitors,” said Tom Klein, Sabre president and CEO. “Our commitment to operational excellence and sales execution, along with our ability to bring innovative technology to market with speed and scale, drove our strong full year results. For the year, we delivered a double-digit increase in revenue and Adjusted EBITDA, a 17% increase in Adjusted EPS and growth of more than 50% in Free Cash Flow. Our strong momentum gives us confidence in our 2016 expectations for accelerated growth in revenue, Adjusted EBITDA, Adjusted EPS and importantly, Free Cash Flow.”

Q4 2015 Financial Summary

Fourth quarter results continued to demonstrate the strength of Sabre's vertical SaaS software and travel distribution businesses. Sabre consolidated fourth quarter revenue increased 17.4% to $758.5 million, compared to $646.1 million for the same period last year.

Consolidated income from continuing operations totaled $29.5 million, compared to $41.2 million in the fourth quarter of 2014. The decrease in income from continuing operations includes increased acquisition-related amortization, loss on extinguishment of debt and a reduction to our gain on the acquisition of the remaining interest in Abacus. Consolidated Adjusted EBITDA was $228.8 million, a 15.1% increase from $198.7 million in the fourth quarter of 2014. The increase in consolidated Adjusted EBITDA is primarily the result of a 20.9% increase in Adjusted EBITDA in Travel Network.

For the quarter, Sabre reported income from continuing operations of $0.10 per share, compared to $0.15 per share in the fourth quarter of 2014. Adjusted net income from continuing operations per share (Adjusted EPS) increased 22.7% to $0.27 from $0.22 per share in the fourth quarter of 2014.

Cash flow from operations totaled $139.5 million, an increase of 38.3% compared to $100.9 million in the fourth quarter of 2014. Fourth quarter Free Cash Flow was $55.9 million, compared to $27.8 million in the year ago period. Capital expenditures totaled $83.6 million, compared to $73.0 million in the year ago period. Adjusted Capital Expenditures, which include capitalized implementation costs, totaled $97.4 million compared to $83.2 million in the fourth quarter of 2014.

Financial Highlights (in thousands; unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Total Company (Continuing Operations):

Revenue	$758,455	$646,142	17.4	$2,960,896	$2,631,417	12.5
Income from continuing operations	$29,512	$41,230	(28.4)	$234,555	$110,873	111.6

Adjusted EBITDA*	$228,762	$198,674	15.1	$941,587	$840,028	12.1

Adjusted Net Income*	$76,190	$59,921	27.2	$308,072	$232,477	32.5

Income from continuing operations per share	$0.10	$0.15	(33.3)	$0.83	$0.39	112.8
Adjusted EPS*	$0.27	$0.22	22.7	$1.10	$0.94	17.0

Cash Flow from Operations	$139,497	$100,855	38.3	$529,207	$387,659	36.5
Capital Expenditures	$83,626	$73,015	14.5	$286,697	$227,227	26.2
Adjusted Capital Expenditures*	$97,366	$83,224	17.0	$350,079	$265,038	32.1

Free Cash Flow*	$55,871	$27,840	100.7	$242,510	$160,432	51.2
Adjusted Free Cash Flow*	$66,545	$39,903	66.8	$299,505	$293,375	2.1

Net Debt (total debt, less cash)	$3,074,542	$2,940,927
Net Debt / LTM Adjusted EBITDA	3.3x	3.5x

Airline and Hospitality Solutions:

Revenue	$231,576	$214,503	8.0	$872,086	$786,478	10.9

Passengers Boarded	177,443	125,102	41.8	584,876	510,713	14.5

Operating Income	$49,970	$58,773	(15.0)	$180,448	$176,730	2.1

Adjusted EBITDA*	$85,713	$84,961	0.9	$323,461	$282,648	14.4

Travel Network:

Revenue	$531,157	$434,444	22.3	$2,102,792	$1,854,785	13.4

Air Bookings	97,083	70,817	37.1	384,309	321,962	19.4
Non-air Bookings	14,217	12,848	10.7	58,414	54,122	7.9
Total Bookings	111,300	83,665	33.0	442,723	376,084	17.7

Bookings Share	37.0%	35.5%		36.6%	35.6%

Operating Income	$175,218	$142,233	23.2	$751,546	$657,326	14.3

Adjusted EBITDA*	$208,002	$172,040	20.9	$877,276	$778,677	12.7
*indicates non-GAAP financial measure; see descriptions and reconciliations below

Q4 2015 Sabre Airline and Hospitality Solutions

Fourth quarter 2015 Airline and Hospitality Solutions revenue increased 8.0% to $231.6 million, compared to $214.5 million for the same period in 2014. Contributing to the rise in revenue was a 41.8% increase in airline passengers boarded through the SabreSonic reservation solution and continued momentum in Sabre Hospitality Solutions. Passenger boarded growth reflects solid underlying growth and the successful technology integration of American Airlines.

Fourth quarter Sabre Airline and Hospitality Solutions Adjusted EBITDA increased 0.9% to $85.7 million from $85.0 million in the prior year period. Adjusted EBITDA margin was 37.0%, compared to 39.6% for the prior year quarter.

On October 17, 2015, Sabre seamlessly executed the largest technology integration in the airline industry's history, making American Airlines the largest customer in the SabreSonic community.

Subsequent to the fourth quarter, Sabre completed the acquisition of the Trust Group expanding Sabre's hospitality customer base more than 30%, to approximately 32,000 properties worldwide.

Q4 2015 Sabre Travel Network

Fourth quarter 2015 Travel Network revenue increased 22.3% to $531.2 million, compared to $434.4 million for the same period in 2014. Fourth quarter 2015 Travel Network Adjusted EBITDA increased 20.9% to $208.0 million from $172.0 million in the fourth quarter of 2014. Total bookings increased 33.0% driven by the acquisition of Abacus and continued strong growth in North America and EMEA. Excluding the Abacus acquisition, global bookings increased 8.4% in the quarter. North American bookings increased 9.3% in the quarter. EMEA continued to be Sabre Travel Network's fastest growing region, with an increase in bookings of 14.3% year over year, while bookings in Latin America declined 3.8% reflecting economic weakness in Venezuela and Brazil.

Full Year 2015 Financial Summary

The fourth quarter capped a year of strong financial performance at Sabre. For the full year 2015, Sabre reported total consolidated revenue of $2.961 billion compared to $2.631 billion for the prior year, a 12.5% increase.

2015 consolidated income from continuing operations totaled $234.6 million, compared to $110.9 million in 2014. The increase in consolidated income from continuing operations includes a $90 million gain primarily associated with the remeasurement of our previously-held equity interest in Abacus. Consolidated Adjusted EBITDA totaled $941.6 million, a 12.1% increase from $840.0 million in 2014. The increase in Adjusted EBITDA is the result of a 14.4% increase in Airline and Hospitality Solutions Adjusted EBITDA and a 12.7% increase in Travel Network Adjusted EBITDA.

For the full year 2015, Sabre reported income from continuing operations of $0.83 per share, compared to $0.39 for the full year 2014. Adjusted EPS increased 17.0% to $1.10 per share from $0.94 in 2014.

Cash flow from operations totaled $529.2 million for the full year of 2015, an increase of 36.5% from $387.7 million in 2014. Full year 2015 Free Cash Flow totaled $242.5 million, a 51.2% increase from $160.4 million in 2014. Capital Expenditures totaled $286.7 million in 2015, compared to $227.2 million in 2014. Adjusted Capital Expenditures, totaled $350.1 million in 2015, compared to $265.0 million in 2014.

Full year Airline and Hospitality Solutions revenue increased 10.9% to $872.1 million, compared to $786.5 million in 2014. Contributing to the increase in revenue was full year SabreSonic passenger boarded growth of 14.5%.

Sabre Airline and Hospitality Solutions Adjusted EBITDA increased 14.4% to $323.5 million, compared to $282.6 million in 2014. Full year Adjusted EBITDA margin for Airline and Hospitality Solutions increased to 37.1% compared to 35.9% in 2014. Adjusted EBITDA margin increased due to the strong revenue growth and the scale benefits of Airline and Hospitality Solutions SaaS software solutions.

Travel Network revenue increased 13.4% to $2.103 billion, compared to $1.855 billion in 2014. Full year revenue growth was driven by global bookings growth of 17.7%. Excluding the Abacus acquisition, full year global bookings increased 6.4%. North America and EMEA delivered bookings growth of 5.7% and 14.6%, respectively, while Latin America bookings declined 1.3%. Overall bookings share increased one point to 36.6%.

Full year Travel Network Adjusted EBITDA increased 12.7% to $877.3 million, compared to $778.7 million in 2014. Travel Network Adjusted EBITDA margin was essentially flat at 41.7%, compared to 42.0% in 2014.

Dividend

Sabre has increased its targeted dividend payout ratio to 35-40% of Adjusted Net Income, up from 30-35% previously. In accordance with this, the amount of the quarterly dividend has increased 44.4% from $0.09 per share to $0.13 per share. Sabre's Board of Directors has declared a quarterly dividend of $0.13 per share, payable on March 30, 2016 to shareholders of record on March 21, 2016.

Business Outlook and Financial Guidance

Sabre has provided full year guidance for 2016 reflecting expectations for accelerated growth across the business. Sabre revenue and Adjusted EBITDA growth are expected to be in the mid-teens with strong contributions from all businesses, resulting in expected Adjusted Net Income and Adjusted EPS growth of approximately 30%. Free Cash Flow is expected to increase more than 60% and to approach $400 million for the full year 2016.

•
In Airline and Hospitality Solutions, Sabre expects 2016 revenue growth of 17% or more. Contributing to the strong anticipated growth, SabreSonic passengers boarded are expected to increase more than 30% in 2016, including particularly strong growth in the first, second and third quarter related to the already completed technology integration at American Airlines. Sabre expects significant growth to continue in Hospitality Solutions with the integration of Trust Group, combined with anticipated strong sales and implementation momentum.

•
In Travel Network, Sabre expects 2016 revenue growth of between 13.5% and 14.5%, driven by bookings growth of approximately 15%, reflecting the positive impact of the Abacus acquisition and continued solid growth in North America and EMEA. Bookings growth is expected be stronger in the first half of the year versus the back half as Sabre anniversaries the acquisition of Abacus.

In summary, Sabre's full year 2016 guidance is as follows:

Full-Year 2016 Guidance	Range	Growth Rate
($ millions, except for EPS)
Revenue	$3,390 - $3,430	14.5% - 15.8%

Adjusted EBITDA	$1,080 - $1,100	14.7% - 16.8%

Adjusted Net Income	$395 - $415	28.2% - 34.7%

Adjusted EPS	$1.40 - $1.47	27.3% - 33.6%

Free Cash Flow	Approaching $400M	Over 60%

Conference Call

Sabre will conduct its fourth quarter and full year 2015 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Sabre Investor Relations website at investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

Investor Day

Sabre plans to host an investor day at the NASDAQ MarketSite in New York City on Tuesday, May 17, 2016. A live audio webcast of the session can be accessed on the Sabre Investor Relations website at investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than $120 billion of estimated travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.sabre.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and the ratios based on these financial measures. We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "will," "guidance," "expect," "target," "momentum," "outlook," "anticipate," "may,” “should,” “would,” “intend,” “believe,” “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, the financial and business effects of acquisitions, including integration of these acquisitions, adverse global and regional economic and political conditions, including, but not limited to, economic conditions including those with traditionally high levels of exports to China or that have commodities-based economies, pricing pressure in the Travel Network business, the implementation and effects of new agreements, dependence on maintaining and renewing contracts with customers and other counterparties, dependence on relationships with travel buyers, changes affecting travel supplier customers, travel suppliers’ usage of alternative distribution models, risks arising from global operations, and competition in the travel distribution market and solutions markets. More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections included in our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Daniel Duarte	Barry Sievert
214-236-9473	sabre.investorrelations@sabre.com
daniel.duarte@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue	$758,455	$646,142	$2,960,896	$2,631,417
Cost of revenue (1) (2)	504,020	426,809	1,944,050	1,742,478
Selling, general and administrative (2)	145,035	115,624	557,077	467,594
Operating income	109,400	103,709	459,769	421,345
Other income (expense):
Interest expense, net	(43,655)	(51,545)	(173,298)	(218,877)
Loss on extinguishment of debt	(5,548)	—	(38,783)	(33,538)
Joint venture equity income	644	2,715	14,842	12,082
Other, net	3,057	(63,021)	91,377	(63,860)
Total other income (expense), net	(45,502)	(111,851)	(105,862)	(304,193)
Income from continuing operations before income taxes	63,898	(8,142)	353,907	117,152
Provision for income taxes	34,386	(49,372)	119,352	6,279
Income from continuing operations	29,512	41,230	234,555	110,873
Income (loss) from discontinued operations, net of tax	100,909	5,734	314,408	(38,918)
Net income	130,421	46,964	548,963	71,955
Net income attributable to noncontrolling interests	980	564	3,481	2,732
Net income attributable to Sabre Corporation	129,441	46,400	545,482	69,223
Preferred stock dividends	—	—	—	11,381
Net income attributable to common stockholders	$129,441	$46,400	$545,482	$57,842

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.10	$0.15	$0.85	$0.41
Income (loss) from discontinued operations	0.37	0.02	1.15	(0.16)
Net income per common share	$0.47	$0.17	$2.00	$0.24
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.10	$0.15	$0.83	$0.39
Income (loss) from discontinued operations	0.36	0.02	1.12	(0.16)
Net income per common share	$0.46	$0.17	$1.95	$0.23
Weighted-average common shares outstanding:
Basic	275,855	266,014	273,139	238,633
Diluted	281,150	274,064	280,067	246,747

Dividends per common share	$0.09	$0.09	$0.36	$0.18

(1) Includes amortization of upfront incentive consideration	$11,946	$12,181	$43,521	$45,358
(2) Includes stock-based compensation as follows:
Cost of revenue	$2,630	$2,521	$11,918	$8,044
Selling, general and administrative	4,013	3,724	18,053	12,050

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$321,132	$155,679
Accounts receivable, net	375,789	362,911
Prepaid expenses and other current assets	81,167	64,734
Assets held for sale	—	112,558
Total current assets	778,088	695,882
Property and equipment, net	627,529	551,276
Investments in joint ventures	24,348	145,320
Goodwill	2,440,431	2,153,499
Acquired customer relationships, net	416,887	170,629
Other intangible assets, net	419,666	309,357
Deferred income taxes	44,464	131,971
Other assets, net	642,214	485,139
Total assets	$5,393,627	$4,643,073

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$138,421	$117,855
Accrued compensation and related benefits	99,382	83,828
Accrued subscriber incentives	185,270	145,581
Deferred revenues	165,124	167,827
Litigation settlement liability and related deferred revenue	30,012	73,252
Other accrued liabilities	191,964	189,612
Current portion of debt	190,315	22,435
Liabilities held for sale	—	96,544
Total current liabilities	1,000,488	896,934
Deferred income taxes	83,562	8,037
Other noncurrent liabilities	656,093	613,710
Long-term debt	3,169,344	3,040,009
Stockholders’ equity
Common stock	2,790	2,682
Additional paid-in capital	2,016,325	1,931,796
Treasury stock, at cost	(110,548)	(5,297)
Retained deficit	(1,328,730)	(1,775,616)
Accumulated other comprehensive loss	(97,135)	(69,803)
Noncontrolling interest	1,438	621
Total stockholders’ equity	484,140	84,383
Total liabilities and stockholders’ equity	$5,393,627	$4,643,073

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2015	2014
Operating Activities
Net income	$548,963	$71,955
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	351,480	289,630
Amortization of upfront incentive consideration	43,521	45,358
Litigation-related credits	(60,998)	(41,672)
Stock-based compensation expense	29,971	20,094
Allowance for doubtful accounts	8,558	10,356
Deferred income taxes	97,225	(3,829)
Joint venture equity income	(14,842)	(12,082)
Dividends received from joint venture investments	28,700	2,261
Amortization of debt issuance costs	6,759	6,316
Debt modification costs	—	3,290
Gain on remeasurement of previously-held joint venture interest	(78,082)	—
Loss on extinguishment of debt	38,783	33,538
Other	3,556	6,023
(Income) loss from discontinued operations	(314,408)	38,918
Changes in operating assets and liabilities:
Accounts and other receivables	10,662	(7,295)
Prepaid expenses and other current assets	(13,255)	6,948
Capitalized implementation costs	(63,382)	(37,811)
Upfront incentive consideration	(63,510)	(50,936)
Other assets	(66,873)	(78,873)
Accrued compensation and related benefits	18,268	(5,301)
Accounts payable and other accrued liabilities	8,721	52,128
Deferred revenue including upfront solution fees	9,390	38,643
Cash provided by operating activities	529,207	387,659
Investing Activities
Additions to property and equipment	(286,697)	(227,227)
Acquisitions, net of cash acquired	(442,344)	(31,799)
Other investing activities	—	235
Cash used in investing activities	(729,041)	(258,791)
Financing Activities
Proceeds of borrowings from lenders	1,252,000	148,307
Payments on borrowings from lenders	(960,807)	(802,664)
Debt prepayment fees and issuance costs	(52,674)	(30,490)
Acquisition-related contingent consideration paid	—	(27,000)
Proceeds from issuance of common stock in initial public offering, net	—	672,137
Net proceeds on the settlement of equity-based awards	47,414	13,809
Cash dividends paid to common stockholders	(98,596)	(47,904)
Repurchase of common stock	(98,770)	—
Other financing activities	4,577	1,860
Cash provided by (used in) financing activities	93,144	(71,945)
Cash Flows from Discontinued Operations
Cash provided by (used in) operating activities	236	(205,988)
Cash provided by (used in) investing activities	278,834	(1,965)
Cash provided by (used in) discontinued operations	279,070	(207,953)
Effect of exchange rate changes on cash and cash equivalents	(6,927)	(1,527)
Increase (decrease) in cash and cash equivalents	165,453	(152,557)
Cash and cash equivalents at beginning of period	155,679	308,236
Cash and cash equivalents at end of period	$321,132	$155,679

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures in this earnings release, including Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted Net Income from continuing operations per share (Adjusted EPS), Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures.
We define Adjusted Gross Margin as operating income adjusted for selling, general and administrative expenses, amortization of upfront incentive consideration, and the cost of revenue portion of depreciation and amortization, restructuring and other costs, and stock-based compensation.
We define Adjusted Net Income as income from continuing operations adjusted for acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs, stock-based compensation, management fees and the tax impact of net income adjustments.
We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision for income taxes.
We define Adjusted EPS as Adjusted Net Income divided by the applicable share count.
We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs during the periods presented.
We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment. We define Adjusted Free Cash Flow as free cash flow plus the cash flow effect of restructuring and other costs, acquisition-related costs, litigation settlement, other litigation costs and management fees.
These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures include cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Adjusted Capital Expenditures assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.
Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, Adjusted Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Margin and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Free Cash Flow and Adjusted Free Cash Flow do not reflect the cash requirements necessary to service the principal payments on our indebtedness;

•	Adjusted Free Cash Flow does not reflect payments related to restructuring activities, litigation, acquisition-related costs and management fees;

•	Free Cash Flow and Adjusted Free Cash Flow remove the impact of accrual-basis accounting on asset accounts and non-debt liability accounts; and

•
other companies, including companies in our industry, may calculate Adjusted Gross Margin, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow or Adjusted Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of Net income to Adjusted Net Income from continuing operations and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to common stockholders	$129,441	$46,400	$545,482	$57,842
(Income) loss from discontinued operations, net of tax	(100,909)	(5,734)	(314,408)	38,918
Net income attributable to noncontrolling interests(1)	980	564	3,481	2,732
Preferred stock dividends	—	—	—	11,381
Income from continuing operations	29,512	41,230	234,555	110,873
Adjustments:
Acquisition-related amortization(2a)	31,851	22,639	108,121	99,383
Loss on extinguishment of debt	5,548	—	38,783	33,538
Other, net(4)	(3,057)	63,021	(91,377)	63,860
Restructuring and other costs(5)	368	1,636	9,256	10,470
Acquisition-related costs(6)	1,223	—	14,437	—
Litigation costs(7)	1,912	2,775	16,709	14,144
Stock-based compensation	6,643	6,245	29,971	20,094
Management fees(8)	—	—	—	23,701
Tax impact of net income adjustments(9)	2,190	(77,626)	(52,383)	(143,586)
Adjusted Net Income from continuing operations	$76,190	$59,920	$308,072	$232,477
Adjusted Net Income from continuing operations per share	$0.27	$0.22	$1.10	$0.94
Diluted weighted-average common shares outstanding	281,150	274,064	280,067	246,747

Adjusted Net Income from continuing operations	$76,190	$59,920	$308,072	$232,477
Adjustments:
Depreciation and amortization of property and equipment(2b)	56,366	37,983	213,520	157,592
Amortization of capitalized implementation costs(2c)	8,409	8,790	31,441	35,859
Amortization of upfront incentive consideration(3)	11,946	12,181	43,521	45,358
Interest expense, net	43,655	51,545	173,298	218,877
Remaining provision for income taxes	32,196	28,255	171,735	149,865
Adjusted EBITDA	$228,762	$198,674	$941,587	$840,028

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Additions to property and equipment	$83,626	$73,015	$286,697	$227,227
Capitalized implementation costs	13,740	10,209	63,382	37,811
Adjusted Capital Expenditures	$97,366	$83,224	$350,079	$265,038

Reconciliation of Adjusted Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash provided by operating activities	$139,497	$100,855	$529,207	$387,659
Cash used in investing activities	(84,536)	(73,015)	(729,041)	(258,791)
Cash provided by (used in) financing activities	132,399	(12,656)	93,144	(71,945)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cash provided by operating activities	$139,497	$100,855	$529,207	$387,659
Additions to property and equipment	(83,626)	(73,015)	(286,697)	(227,227)
Free Cash Flow	55,871	27,840	242,510	160,432
Adjustments:
Restructuring and other costs(5)(10)	758	1,727	1,676	18,353
Acquisition-related costs(6)(9)	622	—	13,836	—
Litigation settlement(11)	7,478	7,562	30,770	76,745
Other litigation costs(7)(10)	1,816	2,774	10,713	14,144
Management fees(8)(10)	—	—	—	23,701
Adjusted Free Cash Flow	$66,545	$39,903	$299,505	$293,375

Reconciliation of Operating Income (loss) to Adjusted Gross Margin and Adjusted EBITDA by segment:

	Three Months Ended December 31, 2015
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$175,218	$49,970	$(115,788)	$109,400
Add back:
Selling, general and administrative	33,769	14,945	96,321	145,035
Cost of revenue adjustments:
Depreciation and amortization(2)	19,204	35,535	12,716	67,455
Amortization of upfront incentive consideration(3)	11,946	—	—	11,946
Stock-based compensation	—	—	2,630	2,630
Adjusted Gross Margin	240,137	100,450	(4,121)	336,466
Selling, general and administrative	(33,769)	(14,945)	(96,321)	(145,035)
Joint venture equity income	644	—	—	644
Selling, general and administrative adjustments:
Depreciation and amortization(2)	990	208	27,973	29,171
Restructuring and other costs(5)	—	—	368	368
Acquisition-related costs(6)	—	—	1,223	1,223
Litigation costs(7)	—	—	1,912	1,912
Stock-based compensation	—	—	4,013	4,013
Adjusted EBITDA	$208,002	$85,713	$(64,953)	$228,762

	Three Months Ended December 31, 2014
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$142,233	$58,773	$(97,298)	$103,708
Add back:
Selling, general and administrative	25,249	17,640	72,736	115,625
Cost of revenue adjustments:
Depreciation and amortization(2)	13,590	25,892	5,873	45,355
Amortization of upfront incentive consideration(3)	12,181	—	—	12,181
Restructuring and other costs(5)	—	—	769	769
Stock-based compensation	—	—	2,521	2,521
Adjusted Gross Margin	193,253	102,305	(15,399)	280,159
Selling, general and administrative	(25,249)	(17,640)	(72,736)	(115,625)
Joint venture equity income	2,715	—	—	2,715
Joint venture intangible amortization(2a)	801	—	—	801
Selling, general and administrative adjustments:
Depreciation and amortization(2)	520	296	22,442	23,258
Restructuring and other costs(5)	—	—	867	867
Litigation costs(7)	—	—	2,775	2,775
Stock-based compensation	—	—	3,724	3,724
Adjusted EBITDA	$172,040	$84,961	$(58,327)	$198,674

	Year Ended December 31, 2015
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$751,546	$180,448	$(472,225)	$459,769
Add back:
Selling, general and administrative	116,511	62,247	378,319	557,077
Cost of revenue adjustments:
Depreciation and amortization(2)	62,337	142,109	40,089	244,535
Amortization of upfront incentive consideration(3)	43,521	—	—	43,521
Stock-based compensation	—	—	11,918	11,918
Adjusted Gross Margin	973,915	384,804	(41,899)	1,316,820
Selling, general and administrative	(116,511)	(62,247)	(378,319)	(557,077)
Joint venture equity income	14,842	—	—	14,842
Joint venture intangible amortization(2a)	1,602	—	—	1,602
Selling, general and administrative adjustments:
Depreciation and amortization(2)	3,428	904	102,613	106,945
Restructuring and other costs(5)	—	—	9,256	9,256
Acquisition-related costs(6)	—	—	14,437	14,437
Litigation costs(7)	—	—	16,709	16,709
Stock-based compensation	—	—	18,053	18,053
Adjusted EBITDA	$877,276	$323,461	$(259,150)	$941,587

	Year Ended December 31, 2014
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$657,326	$176,730	$(412,711)	$421,345
Add back:
Selling, general and administrative	102,059	56,195	309,340	467,594
Cost of revenue adjustments:
Depreciation and amortization(2)	58,533	104,926	34,950	198,409
Amortization of upfront incentive consideration(3)	45,358	—	—	45,358
Restructuring and other costs(5)	—	—	6,042	6,042
Stock-based compensation	—	—	8,044	8,044
Adjusted Gross Margin	863,276	337,851	(54,335)	1,146,792
Selling, general and administrative	(102,059)	(56,195)	(309,340)	(467,594)
Joint venture equity income	12,082	—	—	12,082
Joint venture intangible amortization(2a)	3204	—	—	3204
Selling, general and administrative adjustments:
Depreciation and amortization(2)	2,174	992	88,055	91,221
Restructuring and other costs(5)	—	—	4,428	4,428
Litigation costs(7)	—	—	14,144	14,144
Stock-based compensation	—	—	12,050	12,050
Management fees(8)	—	—	23,701	23,701
Adjusted EBITDA	$778,677	$282,648	$(221,297)	$840,028

Non-GAAP Footnotes

(1)
Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014, and (ii) Abacus International Lanka Pte Ltd of 40% beginning in July 2015.

(2)	Depreciation and amortization expenses:

a.
Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in Abacus International Pte Ltd's ("AIPL") net assets prior to our acquisition of AIPL on July 1, 2015.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)
Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)
In 2015, we recognized a gain of $78 million associated with the remeasurement of our previously-held 35% investment in AIPL to its fair value and a gain of $12 million related to the settlement of pre-existing agreements between us and AIPL. In 2014, other, net primarily includes a fourth quarter charge of $66 million as a result of an increase to our tax receivable agreement (“TRA”) liability. The increase in our TRA liability is due to a reduction in a valuation allowance maintained against our deferred tax assets. This charge is fully offset by an income tax benefit recognized in the fourth quarter of 2014 from the reduction in the valuation allowance which is included in tax impacts of net income adjustments. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)
Restructuring and other costs represent charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs.

(6)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of Abacus and the Trust Group.

(7)	Litigation costs represent charges associated with antitrust litigation.

(8)
We paid an annual management fee to TPG Global, LLC (“TPG”) and Silver Lake Management Company (“Silver Lake”) in an amount between (i) $5 million and (ii) $7 million, plus reimbursement of certain costs incurred by TPG and Silver Lake, pursuant to the management services agreement (the “MSA”). In addition, we paid a $21 million fee, in the aggregate, to TPG and Silver Lake in connection with our initial public offering in 2014. The MSA was terminated in conjunction with our initial public offering.

(9)
In 2014, the tax impact on net income adjustments includes a $66 million benefit recognized in the fourth quarter of 2014 from the reduction in a valuation allowance maintained against our deferred tax assets.

(10)
The adjustments to reconcile cash provided by operating activities to Adjusted Free Cash Flow reflect the amounts expensed in our statements of operations in the respective periods adjusted for cash and non-cash portions in instances where material.

(11)
Includes payment credits used by American Airlines to pay for purchases of our technology services. The payment credits were provided by us as part of our litigation settlement with American Airlines. The year 2014 also includes a $50 million payment to American Airlines in conjunction with the new Airline Solutions contract, which is being amortized as a reduction to revenue over the contract term. This payment reduced payment credits originally offered to American Airlines as a part of the litigation settlement in 2012, contingent upon the signature of a new reservation agreement, which were extended to include the combined American Airlines and US Airways reservation contract. The payment credits would have been utilized for future billings under the new agreement.